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                                                                       Exhibit 5



                                          December 1, 1997


DynaGen, Inc.
Riverside Technology Center
840 Memorial Drive, 4th Floor
Cambridge, MA  02139

         RE:      Form S-3 Registration Statement

Ladies and Gentlemen:

         We are counsel to DynaGen, Inc., a Delaware corporation (the "Company"), and have represented the Company in connection with the preparation and filing of the Company's Registration Statement on Form S-3, as amended (the "Registration Statement"), relating to the proposed resale from time to time of up to 29,086,600 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), by the stockholders listed under the heading "Selling Stockholders" in the Registration Statement (the "Selling Stockholders"). 21,621,000 of the Shares are issuable upon conversion of 48,200 shares of the Company's Series A Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), issued to certain of the Selling Stockholders; 3,545,000 of the Shares are issuable upon conversion of 12,515 shares of the Company's Series B Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), issued to certain of the Selling Stockholders; 385,600 of the Shares are issuable upon the exercise of Common Stock Purchase Warrants (the "Warrants") issued to certain of the Selling Stockholders; 525,000 of the Shares were issued in connection with the Company's June 1997 private placement of its Series B Preferred Stock and its Subordinated Note due September 30, 1997 to certain of the Selling Stockholders; and 3,010,000 of the Shares were issued to Selling Stockholders in consideration of services rendered to the Company by such Selling Stockholders.

         We have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Series A Preferred Stock, the Series B Preferred Stock, the Warrants and the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company and the Selling Stockholders and have made all investigations of law and have discussed with the Company's and Selling Stockholders' representatives all questions of fact that we have deemed necessary or appropriate.
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DynaGen, Inc.
December 1, 1997
Page 2


         Based upon and subject to the foregoing, we are of the opinion that any currently outstanding Shares are, and any Shares issuable upon future conversion of the Series A Preferred Stock or Series B Preferred Stock or upon future exercise of the Warrants, when issued in accordance with the terms of the Series A Preferred Stock, the Series B Preferred Stock or the Warrants, as the case may be, will be, validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm in the Prospectus contained in the Registration Statement under the caption "Legal Matters."

                                      Very truly yours,



                                      TESTA, HURWITZ & THIBEAULT, LLP